AERSALE CORPORATION

Exhibit 99.1

AerSale Announces Appointment of Andrew Levy to its Board of Directors and Planned Retirement of Existing Members.

●	Andrew Levy, Founder, Chairman and CEO of Avelo Airlines, added to the Board of Directors.
●	Existing Board Members Eric J. Zahler and Sai S. Devabhaktuni, have announced their retirement at the end of their current term.
●	Michael Kirton will not seek reelection as Leonard Green & Partners (“Leonard Green”) has reduced its ownership interest.

Miami, Florida – April 19, 2023 - AerSale Corporation (Nasdaq: ASLE) (the “Company”) announced today that Andrew Levy, Founder, Chairman and CEO of Avelo Airlines was appointed to the Company’s board of directors on April 15, 2023. Mr. Levy is the Founder, Chairman and CEO of Avelo Airlines. He brings three decades of corporate and entrepreneurial experience in the aviation and telecommunications sectors to AerSale and has a proven track record of leading airlines to profitability from startup to scale. Prior to launching Avelo in April 2021, Mr. Levy was a Co-Founder and President at Allegiant Air and CFO at United Airlines. He has been a board member of Copa Airlines, the flag carrier of Panama, since 2016.

Nicolas Finazzo, AerSale’s Chairman and Chief Executive Officer, said, “We welcome Andrew to our Board of Directors, who has a storied history of demonstrated success and achievement in the aviation industry. Andrew brings a wealth of experience, knowledge, and industry best practices to the Company and we are confident that AerSale will benefit from leveraging his expertise. We are excited to work with Andrew and look forward to our partnership and future success.”

Over the course of Mr. Levy’s career, he has also served as a Vice President at Savoy Capital, an aviation focused advisory and investment firm, as well as Vice President of Network Development and Planning at Mpower Communications, a telecommunications and broadband provider. Mr. Levy started his aviation career as the Director of Contracts at ValuJet Airlines. He earned a BA from Washington University in St. Louis and a JD from Emory University.

The appointment of Mr. Levy to the AerSale Board of Directors will temporarily increase the size of the Company’s board to 11 members through the 2023 annual stockholders meeting. Further, the Company announced that existing board members Eric J. Zahler and Sai S. Devabhaktuni, will not seek re-election following the leadership they provided in AerSale’s early years as a public Company. Michael Kirton also announced he will not seek re-election as Leonard Green has reduced its ownership position. Following this reduction, Leonard Green will have only a single board seat. Messrs Zahler, Devabhaktuni and Kirton will remain on the board until the 2023 annual stockholders meeting. The remaining Board members will stand for reelection at the forthcoming stockholder meeting after which the size of the Company’s Board of Directors will be reduced to eight members.

Mr. Finazzo added, “Eric and Sai have both been very supportive and helpful in our path to grow as a publicly listed company, and we are appreciative of their contributions. Michael has been instrumental in guiding the Company through the tenure of our relationship with Leonard Green, and we are grateful for his leadership and expertise. We would like to thank all three of our exiting board members and wish them all the best for the future.”

About AerSale

AerSale serves airlines operating large jets manufactured by Boeing, Airbus and McDonnell Douglas and is dedicated to providing integrated aftermarket services and products designed to help aircraft owners and operators to realize significant savings in the operation, maintenance and monetization of their aircraft, engines, and components. AerSale’s offerings include: Aircraft & Component MRO, Aircraft and Engine Sales and Leasing, Used Serviceable Material sales, and internally developed ‘Engineered Solutions’ to enhance aircraft performance and operating economics (e.g. AerSafe™, AerTrak™, and now AerAware™).

AERSALE CORPORATION

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